Filed pursuant to Rule 433

Registration Statement Nos.:

333-144261, 333-144261-01,

333-144261-02, 333-144261-03,

333-144261-04, 333-144261-05,

333-144261-06 and 333-144261-07.

THE BANK OF NEW YORK MELLON CORPORATION

FINAL TERM SHEET, FEBRUARY 1, 2008

$200,000,000 FLOATING RATE NOTES DUE FEBRUARY 5, 2010

ISSUER:	THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES:	SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS:	AA2/A+/AA- (STABLE/POSITIVE/POSITIVE)

MATURITY DATE:	FEBRUARY 5, 2010

TRADE DATE:	FEBRUARY 1, 2008

SETTLEMENT DATE:	FEBRUARY 5, 2008 (T+2)

COUPON:	3 MONTH LIBOR + 40 BASIS POINTS

COUPON FREQUENCY:	QUARTERLY

INTEREST PAYMENT DATES:	QUARTERLY ON THE 5TH DAY OF FEBRUARY, MAY, AUGUST AND NOVEMBER OF EACH YEAR, COMMENCING MAY 5, 2008, AND ENDING ON THE MATURITY DATE (MODIFIED FOLLOWING, ADJUSTED)

INTEREST RESET DATES:	QUARTERLY ON THE 5TH DAY OF FEBRUARY, MAY, AUGUST AND NOVEMBER OF EACH YEAR, COMMENCING MAY 5, 2008 (MODIFIED FOLLOWING, ADJUSTED)

INTEREST RATE
DETERMINATION DATES:	THE SECOND LONDON BUSINESS DAY PRECEDING THE RELATED INTEREST RESET DATE

DAY COUNT:	ACTUAL/360

PRINCIPAL AMOUNT:	$200,000,000 (TO BE FUNGIBLE AND CONSOLIDATED WITH THE $700,000,000 FLOATING RATE NOTES TO BE ISSUED ON THE SETTLEMENT DATE AS FURTHER DESCRIBED IN THE FINAL TERM SHEET DATED JANUARY 29, 2008 RELATING TO SUCH NOTES, THEREBY FORMING A SINGLE ISSUE WITH SUCH NOTES WITH AN AGGREGATE PRINCIPAL AMOUNT OF $900,000,000)

PRICE TO PUBLIC:	100.00% PLUS ACCRUED INTEREST, IF ANY, FROM FEBRUARY 5, 2008

UNDERWRITING DISCOUNT:	0.02%

ALL-IN PRICE:	99.98% PLUS ACCRUED INTEREST, IF ANY, FROM FEBRUARY 5, 2008

NET PROCEEDS:	$199,960,000

PRICING BENCHMARK:	3 MONTH LIBOR (REUTERS PAGE LIBOR01)

SPREAD TO BENCHMARK:	+40 BASIS POINTS

REDEMPTION:	NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY

DENOMINATIONS:	$1,000 X $1,000

LISTING:	NONE

CUSIP:	06406HBH1

BOOKRUNNERS:	J.P. MORGAN SECURITIES INC.
MORGAN STANLEY & CO. INCORPORATED

CO-MANAGERS:	BNY CAPITAL MARKETS, INC.

UNDERWRITING:	THE UNDERWRITING AGREEMENT PROVIDES THAT THE UNDERWRITERS ARE OBLIGATED TO PURCHASE ALL OF THE NOTES IF ANY ARE PURCHASED. THE UNDERWRITING AGREEMENT MAY BE TERMINATED BY THE UNDERWRITERS PRIOR TO ISSUANCE OF THE NOTES IN CERTAIN CIRCUMSTANCES.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. MORGAN SECURITIES INC. at 1 (212) 834-4533 and MORGAN STANLEY & CO. INCORPORATED toll free at 1 (866) 718-1649.

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